Exhibit 99.1

NATIONAL PUBLIC FINANCE GUARANTEE CORPORATION AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

As of March 31, 2014 and December 31, 2013

and for the periods ended March 31, 2014 and 2013

NATIONAL PUBLIC FINANCE GUARANTEE CORPORATION AND SUBSIDIARIES

NATIONAL PUBLIC FINANCE GUARANTEE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions except share and per share amounts)

	March 31, 2014	December 31, 2013
Assets
Investments:
Fixed-maturity securities held as available-for-sale, at fair value (amortized cost $3,593 and $3,653)	$3,579	$3,559
Investments carried at fair value	132	129
Investments pledged as collateral, at fair value (amortized cost $488 and $476)	480	465
Short-term investments held as available-for-sale, at fair value (amortized cost $653 and $616)	653	617
Other investments (includes investments at fair value of $8 and $7)	11	11

Total investments	4,855	4,781
Cash and cash equivalents	35	47
Securities purchased under agreements to resell	470	447
Premiums receivable	227	228
Deferred acquisition costs	313	326
Assets held for sale	29	29
Other assets	58	63

Total assets	$5,987	$5,921

Liabilities and Equity
Liabilities:
Unearned premium revenue	$1,488	$1,552
Loss and loss adjustment expense reserves	61	86
Securities sold under agreements to repurchase	470	447
Deferred income taxes, net	129	95
Other liabilities	32	49

Total liabilities	2,180	2,229

Commitments and contingencies (See Note 8)

Equity:
Common stock, par value $30 per share; authorized, issued and outstanding shares—500,000	15	15
Additional paid-in capital	2,342	2,342
Retained earnings	1,454	1,393
Accumulated other comprehensive income (loss), net of tax of $7 and $36	(13)	(67)

Total shareholder’s equity	3,798	3,683
Noncontrolling interest	9	9

Total equity	3,807	3,692

Total liabilities and equity	$5,987	$5,921

The accompanying notes are an integral part of the consolidated financial statements.

NATIONAL PUBLIC FINANCE GUARANTEE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In millions)

	Three Months Ended March 31,
	2014	2013
Revenues:
Premiums earned:
Scheduled premiums earned	$43	$55
Refunding premiums earned	22	46

Premiums earned	65	101
Net investment income	34	49
Fees, reimbursements and other	2	2
Realized gains and other settlements on insured derivatives	1	-
Net gains (losses) on financial instruments at fair value and foreign exchange	3	32

Total revenues	105	184
Expenses:
Losses and loss adjustment	(14)	4
Amortization of deferred acquisition costs	14	22
Operating	13	18

Total expenses	13	44
Income (loss) before income taxes	92	140
Provision (benefit) for income taxes	31	48

Net income (loss)	$61	$92

The accompanying notes are an integral part of the consolidated financial statements.

NATIONAL PUBLIC FINANCE GUARANTEE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (Unaudited)

(In millions)

	Three Months Ended March 31,
	2014	2013
Net income (loss)	$61	$92
Other comprehensive income (loss):
Unrealized gains (losses) arising during the period	82	(9)
Provision (benefit) for income taxes	28	(3)

Total	54	(6)
Reclassification adjustments for (gains) losses included in net income (loss)	-	(27)
Provision (benefit) for income taxes	-	(9)

Total	-	(18)

Total other comprehensive income (loss)	54	(24)

Comprehensive income (loss)	$115	$68

The accompanying notes are an integral part of the consolidated financial statements.

NATIONAL PUBLIC FINANCE GUARANTEE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDER’S EQUITY (Unaudited)

For The Three Months Ended March 31, 2014

(In millions except share amounts)

	Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholder’s Equity	Noncontrolling Interest	Total Equity
	Shares	Amount
Balance, December 31, 2013	500,000	$15	$2,342	$1,393	$(67)	$3,683	$9	$3,692

Net income (loss)	-	-	-	61	-	61	-	61
Other comprehensive income (loss)	-	-	-	-	54	54	-	54

Balance, March 31, 2014	500,000	$15	$2,342	$1,454	$(13)	$3,798	$9	$3,807

The accompanying notes are an integral part of the consolidated financial statements.

NATIONAL PUBLIC FINANCE GUARANTEE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)

	Three Months Ended March 31,
	2014	2013
Cash flows from operating activities:
Premiums, fees and reimbursements received	$3	$4
Return of refunded premiums paid	-	(1)
Investment income received	40	29
Financial guarantee losses and loss adjustment expenses paid	(11)	(2)
Proceeds from recoveries and reinsurance	5	-
Operating and employee related expenses paid	(27)	(20)
Income taxes (paid) received	-	(16)

Net cash provided (used) by operating activities	10	(6)

Cash flows from investing activities:
Purchases of available-for-sale investments	(177)	(430)
Sales of available-for-sale investments	5	397
Paydowns and maturities of available-for-sale investments	103	88
Purchases of investments at fair value	(21)	(83)
Sales, paydowns and maturities of investments at fair value	20	82
Sales, paydowns and maturities (purchases) of short-term investments, net	48	(90)

Net cash provided (used) by investing activities	(22)	(36)

Net increase (decrease) in cash and cash equivalents	(12)	(42)
Cash and cash equivalents - beginning of period	47	265

Cash and cash equivalents - end of period	$35	$223

Reconciliation of net income (loss) to net cash provided (used) by operating activities:
Net income (loss)	$61	$92
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Change in:
Accrued investment income	-	(29)
Premiums receivable	1	5
Deferred acquisition costs	13	21
Unearned premium revenue	(64)	(105)
Loss and loss adjustment expense reserves	(25)	8
Insurance loss recoverable	4	(5)
Current income taxes	27	31
Net (gains) losses on financial instruments at fair value and foreign exchange	(3)	(32)
Deferred income tax provision (benefit)	5	-
Other operating	(9)	8

Total adjustments to net income (loss)	(51)	(98)

Net cash provided (used) by operating activities	$10	$(6)

The accompanying notes are an integral part of the consolidated financial statements.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 1: Business Developments and Risks and Uncertainties

Summary

National Public Finance Guarantee Corporation and its subsidiaries collectively are referred to herein as “National.” National is a wholly-owned subsidiary of MBIA Inc. through an intermediary holding company, National Public Finance Guarantee Holdings, Inc. National Real Estate Holdings of Armonk, LLC, is a wholly-owned subsidiary of National.

Through its reinsurance of United States (“U.S.”) public finance financial guarantees from MBIA Insurance Corporation (“MBIA Corp.”) and transfers by novation of all policies under a reinsurance agreement with Financial Guaranty Insurance Company, National’s insurance portfolio consists of municipal bonds, including tax-exempt and taxable indebtedness of U.S. political subdivisions, as well as utility districts, airports, health care institutions, higher educational facilities, student loan issuers, housing authorities and other similar agencies and obligations issued by private entities that finance projects that serve a substantial public purpose. Municipal bonds and privately issued bonds used for the financing of public purpose projects generally are supported by taxes, assessments, user fees or tariffs related to the use of these projects, by lease payments or by other similar types of revenue streams.

Business Developments

Ratings and New Business Opportunities

National’s ability to write new business and compete with other financial guarantors is largely dependent on the financial strength ratings assigned to National by major rating agencies. During the first quarter of 2014, Standard & Poor’s Financial Services LLC upgraded National to a rating of AA- with a stable outlook and Moody’s Investors Services, Inc. reaffirmed National’s rating of Baa1 with a positive outlook.

National seeks to generate shareholder value through appropriate risk adjusted pricing; however, current market conditions and the competitive landscape may limit National’s new business opportunities and its abilities to price and underwrite risk with attractive returns. Refer to “Risks and Uncertainties” below for a discussion of business risks related to National’s strategy.

Key Lending Agreements

National maintains simultaneous repurchase and reverse repurchase agreements (“Asset Swap”) with MBIA Inc. The Asset Swap provides MBIA Inc. with eligible assets to pledge under investment agreements and derivative contracts in MBIA Inc.’s asset/liability products business. As of March 31, 2014, the notional amount utilized under each of these agreements was $470 million and the fair value of collateral pledged by National and MBIA Inc. under these agreements was $480 million and $494 million, respectively. The net average interest rate on these transactions was 0.28% and 0.10% for the three months ended March 31, 2014 and 2013, respectively. The New York State Department of Financial Services (“NYSDFS”) approved the Asset Swap in connection with the re-domestication of National to New York. National has committed to the NYSDFS to use commercially reasonable efforts to reduce the amount of the Asset Swap over time.

Risks and Uncertainties

National’s financial statements include estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. The outcome of certain significant risks and uncertainties could cause National to revise its estimates and assumptions or could cause actual results to differ from National’s estimates. While National believes it continues to have sufficient capital and liquidity to meet all of its expected obligations, if one or more possible adverse outcomes were to be realized, its statutory capital, financial position, results of operations and cash flows could be materially and adversely affected. Significant risks and uncertainties that could affect National’s financial statements in future periods include, but are not limited to, the following:

•	An inability to generate investor demand for financial guarantee insurance will adversely affect National’s ability to write new business;

•

Extreme financial and budgetary stress in certain state and local governments and territories has increased the risk of losses within National’s insured portfolio. Refer to “Note 3: Loss and Loss Adjustment Expense Reserves” for information about National’s insured losses;

•	General economic conditions in the U.S. may adversely impact National’s prospects for future business, as well as the performance of its insured portfolio and investment portfolio; and

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 1: Business Developments and Risks and Uncertainties (continued)

•

National’s claim paying resources are supported by its investment portfolio, which primarily consists of fixed-maturity securities. Fixed-maturity securities are subject to a number of risks, including interest rate risk and default risk, which may adversely impact the value National ultimately realizes from these securities. National manages these risks by maintaining a diversification across issuers and maturities of investments. Refer to “Note 5: Investments” for information about National’s investment portfolio.

Note 2: Significant Accounting Policies

National has disclosed its significant accounting policies in “Note 2: Significant Accounting Policies” in the Notes to Consolidated Financial Statements included in Exhibit 99.1 to MBIA Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013. The following significant accounting policies provide an update to those included under the same captions in Exhibit 99.1 to MBIA Inc.’s Annual Report on Form 10-K.

Basis of Presentation

The accompanying unaudited consolidated financial statements include the accounts of National and its wholly-owned subsidiaries and do not include all of the information and disclosures required by accounting principles generally accepted in the United States of America (“GAAP”) for annual periods. These statements should be read in conjunction with National’s consolidated financial statements and notes thereto included in Exhibit 99.1 to MBIA Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013. The accompanying consolidated financial statements have not been audited by an independent registered public accounting firm in accordance with the standards of the Public Company Accounting Oversight Board (U.S.), but in the opinion of management such financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of National’s consolidated financial position and results of operations. All material intercompany balances and transactions have been eliminated.

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. As additional information becomes available or actual amounts become determinable, the recorded estimates are revised and reflected in operating results.

The results of operations for the three months ended March 31, 2014 may not be indicative of the results that may be expected for the year ending December 31, 2014. The December 31, 2013 consolidated balance sheet was derived from audited financial statements, but does not include all disclosures required by GAAP for annual periods. Certain amounts in prior year’s financial statements have been reclassified to conform to the current presentation. Such reclassifications had no impact on total revenues, expenses, assets, liabilities, shareholder’s equity, operating cash flows, investing cash flows, or financing cash flows for all periods presented.

Recently Adopted Accounting Standards and Recent Accounting Developments

For the three months ended March 31, 2014, National has not adopted any new accounting pronouncements that had a material impact on its consolidated financial statements. In addition, National has reviewed all recently issued, but not yet effective, accounting pronouncements and concluded the future adoption of any such pronouncements will have not have a material impact on National’s balance sheets, results of operations, or cash flows.

Subsequent Events

National evaluated all subsequent events as of May 12, 2014, the date of issuance of the consolidated financial statements, for inclusion in National’s consolidated financial statements and/or accompanying notes.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 3: Loss and Loss Adjustment Expense Reserves

U.S. public finance insured transactions consist of municipal bonds, including tax-exempt and taxable indebtedness of U.S. political subdivisions, as well as utility districts, airports, health care institutions, higher educational facilities, student loan issuers, housing authorities and other similar agencies and obligations issued by private entities that finance projects that serve a substantial public purpose. National estimates future losses by utilizing probability-weighted scenarios that are customized to each insured transaction. Future loss estimates consider debt service due for each insured transaction, which includes par outstanding and interest due.

Certain local governments remain under extreme financial and budgetary stress and several have filed for protection under the United States Bankruptcy Code, or have entered into state statutory proceedings established to assist municipalities in managing through periods of severe fiscal stress. This could lead to an increase in defaults by such entities on the payment of their obligations and losses or impairments on a greater number of National’s insured transactions. National monitors and analyzes these situations closely; however, the overall extent and duration of such events are uncertain. For example, an issuer may propose to treat unlimited and limited tax bonds, as well as pension obligations, as “unsecured” under the provisions of Chapter 9. Bond insurers and bondholders are vigorously litigating such treatment, arguing that bonds backed by property tax revenues issued for specific civic projects are secured by those revenues. In addition, filing for protection under the United States Bankruptcy Code or entering state statutory proceedings does not denote a default or indicate that an ultimate loss will occur.

National has exposure to the Commonwealth of Puerto Rico and certain of its instrumentalities in the territory. The loss of investment grade ratings across certain Commonwealth of Puerto Rico and certain of its instrumentalities issuers triggered acceleration of principal and interest payments on a portion of its debt including certain derivatives. These rating actions have constrained and could continue to constrain traditional market access for the Commonwealth of Puerto Rico and certain of its instrumentalities in the territory, further straining liquidity. While the Commonwealth of Puerto Rico and certain of its instrumentalities in the territory are experiencing fiscal stress that could lead to defaults on its debt obligations, it has taken pro-active actions to address its significant financial challenges, including having a stated goal of reaching a balanced budget in fiscal year 2015, as well as the issuance of $3.5 billion of General Obligation bonds in March of 2014, the proceeds of which were used to refinance certain obligations of the Commonwealth of Puerto Rico and certain of its instrumentalities and to provide a liquidity infusion to the Government Development Bank of approximately $1.9 billion. National is reviewing the resulting application of proceeds from these bond issuances carefully to determine the Commonwealth of Puerto Rico and certain of its instrumentalities ability to meet its near term obligations while it’s recently enacted financial reforms take effect. In addition, although National has downgraded its internal rating of certain Commonwealth of Puerto Rico and certain of its instrumentalities issuers to below investment grade, National does not expect a default at this time.

As of March 31, 2014 and December 31, 2013, National had $120.1 billion and $124.9 billion, respectively, of gross par outstanding on general obligations, of which $161 million was reflected on National’s Classified List. Capital appreciation bonds are reported at the par amount at the time of issuance of the insurance policy.

For the three months ended March 31, 2014, National recognized a benefit of $14 million of loss and loss adjustment expense (“LAE”) primarily related to certain general obligation bonds.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 3: Loss and Loss Adjustment Expense Reserves (continued)

The following table provides information about the financial guarantees and related claim liability included in each of National’s surveillance categories as of March 31, 2014:

	Surveillance Categories
$ in millions	Caution List Low	Caution List Medium	Caution List High	Classified List	Total
Number of policies	190	2	5	36	233
Number of issues(1)	18	2	4	14	38
Remaining weighted average contract period (in years)	12.4	9.9	11.3	14.2	12.6
Gross insured contractual payments outstanding:(2)
Principal	$5,905	$13	$40	$694	$6,652
Interest	4,347	8	23	941	5,319

Total	$10,252	$21	$63	$1,635	$11,971

Gross Claim Liability	$-	$-	$-	$119	$119
Less:
Gross Potential Recoveries	-	-	-	95	95
Discount, net(3)	-	-	-	(8)	(8)

Net claim liability (recoverable)	$-	$-	$-	$32	$32

Unearned premium revenue	$61	$1	$-	$15	$77

(1) -	An “issue” represents the aggregate of financial guarantee policies that share the same revenue source for purposes of making debt service payments.
(2) -	Represents contractual principal and interest payments due by the issuer of the obligations insured by National.
(3) -	Represents discount related to Gross Claim Liability and Gross Potential Recoveries.

The following table provides information about the financial guarantees and related claim liability included in each of National’s surveillance categories as of December 31, 2013:

	Surveillance Categories
$ in millions	Caution List Low	Caution List Medium	Caution List High	Classified List	Total
Number of policies	64	2	5	35	106
Number of issues(1)	14	2	4	13	33
Remaining weighted average contract period (in years)	12.9	3.0	11.5	14.4	13.2
Gross insured contractual payments outstanding:(2)
Principal	$3,176	$7	$40	$695	$3,918
Interest	2,726	2	25	943	3,696

Total	$5,902	$9	$65	$1,638	$7,614

Gross Claim Liability	$-	$-	$-	$166	$166
Less:
Gross Potential Recoveries	-	-	-	126	126
Discount, net(3)	-	-	-	(9)	(9)

Net claim liability (recoverable)	$-	$-	$-	$49	$49

Unearned premium revenue	$24	$-	$-	$16	$40

(1) -	An “issue” represents the aggregate of financial guarantee policies that share the same revenue source for purposes of making debt service payments.
(2) -	Represents contractual principal and interest payments due by the issuer of the obligations insured by National.
(3) -	Represents discount related to Gross Claim Liability and Gross Potential Recoveries.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 3: Loss and Loss Adjustment Expense Reserves (continued)

National’s potential recoveries are typically based on either salvage rights, the rights conferred to National through the transactional documents (inclusive of the insurance agreement), or subrogation rights embedded within financial guarantee insurance policies. Expected salvage and subrogation recoveries, as well as recoveries from other remediation efforts, reduce National’s claim liability. Once a claim payment has been made, the claim liability has been satisfied and National’s right to recovery is no longer considered an offset to future expected claim payments, it is recorded as a salvage asset. The amount of recoveries recorded by National is limited to paid claims plus the present value of projected future claim payments. As claim payments are made, the recorded amount of potential recoveries may exceed the remaining amount of claim liability for a given policy.

While National believes it will be successful in realizing recoveries from contractual claims, the ultimate amounts recovered may be materially different from those recorded by National given the inherent uncertainty in the manner of resolving the claims (e.g. litigation) and the assumptions used in the required estimation process for accounting purposes which are based, in part, on judgments and other information that are not easily corroborated by historical data or other relevant benchmarks.

The following table presents the components of National’s loss and LAE reserves and insurance loss recoverable as reported on National’s consolidated balance sheets as of March 31, 2014 and December 31, 2013 for insured obligations within National’s “Classified List.” The loss reserves (claim liability) and insurance claim loss recoverable included in the following table represent the present value of the probability-weighted future claim payments and recoveries reported in the preceding tables.

In millions	As of March 31, 2014	As of December 31, 2013
Loss reserves (claim liability)	$39	$61
LAE reserves	22	25

Loss and LAE reserves	$61	$86

Insurance claim loss recoverable	$(9)	$(13)
LAE insurance loss recoverable	-	-

Insurance loss recoverable	$(9)	$(13)

The following table presents changes in National’s loss and LAE reserves for the three months ended March 31, 2014. Changes in the loss and LAE reserves attributable to the accretion of the claim liability discount, changes in discount rates, changes in the timing and amounts of estimated payments and recoveries, changes in assumptions and changes in LAE reserves are recorded in “Losses and loss adjustment” expenses on National’s consolidated statements of operations. LAE reserves are expected to be settled within a one-year period and are not discounted. The weighted average risk-free rate used to discount the claim liability was 2.60% as of March 31, 2014.

In millions

Gross Loss and LAE Reserve as of December 31, 2013	Loss Payments for Cases with Reserves	Accretion of Claim Liability Discount	Changes in Discount Rates	Changes in Assumptions	Changes in Unearned Premium Revenue	Changes in LAE Reserves	Other(1)	Gross Loss and LAE Reserve as of March 31, 2014
$86	$(8)	$-	$(1)	$(13)	$-	$(3)	$-	$61

(1) -	Primarily changes in amount and timing of payments.

The decrease in case reserves for the three months ended March 31, 2014 primarily related to decreases in expected payments on certain general obligation bonds and payments made on a healthcare transaction.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 3: Loss and Loss Adjustment Expense Reserves (continued)

The following table presents changes in National’s insurance loss recoverable for the three months ended March 31, 2014. Changes in the insurance loss recoverable attributable to the accretion of the discount on the recoverable, changes in discount rates, changes in the timing and amounts of estimated collections, changes in assumptions and changes in LAE recoverable are recorded in “Losses and loss adjustment” expenses on National’s consolidated statements of operations.

In millions

Insurance Loss Recoverable as of December 31, 2013	Collections for Cases with Recoverables	Accretion of Insurance Loss Recoverable	Changes in Discount Rates	Changes in Assumptions	Changes in LAE Recoverable	Other(1)	Insurance Loss Recoverable as of March 31, 2014
$13	$(4)	$-	$-	$-	$-	$-	$9

(1) -	Primarily changes in amount and timing of collections.

Remediation actions may involve, among other things, waivers or renegotiations of financial covenants or triggers, waivers of contractual provisions, the granting of consents, transfer of servicing, consideration of restructuring plans, acceleration, security or collateral enforcement, actions in bankruptcy or receivership, litigation and similar actions. The types of remedial actions pursued are based on the insured obligation’s risk type and the nature and scope of the event giving rise to the remediation. As part of any such remedial actions, National seeks to improve its security position and to obtain concessions from the issuer of the insured obligation. From time to time, the issuer of a National-insured obligation may, with the consent of National, restructure the insured obligation by extending the term, increasing or decreasing the par amount or decreasing the related interest rate, with National insuring the restructured obligation.

Costs associated with remediating insured obligations assigned to National’s “Caution List—Low,” “Caution List—Medium,” “Caution List—High” and “Classified List” are recorded as LAE. LAE is primarily recorded as part of National’s provision for its loss reserves and included in “Losses and loss adjustment” expense on National’s consolidated statements of operations. The following table presents the gross expenses related to remedial actions for insured obligations for the three months ended March 31, 2014 and 2013:

	Three months ended March 31,
In millions	2014	2013
Loss adjustment expense incurred, gross	$-	$2

Note 4: Fair Value of Financial Instruments

Fair value is a market-based measure considered from the perspective of a market participant. Therefore, even when market assumptions are not readily available, National’s own assumptions are set to reflect those which it believes market participants would use in pricing an asset or liability at the measurement date. The fair value measurements of financial instruments held or issued by National are determined through the use of observable market data when available. Market data is obtained from a variety of third-party sources, including dealer quotes. If dealer quotes are not available for an instrument that is infrequently traded, National uses alternate valuation methods, including either dealer quotes for similar instruments or modeling using market data inputs. The use of alternate valuation methods generally requires considerable judgment in the application of estimates and assumptions, and changes to such estimates and assumptions may produce materially different fair values.

The accounting guidance for fair value measurement establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available and reliable. Observable inputs are those National believes that market participants would use in pricing an asset or liability based on available market data. Unobservable inputs are those that reflect National’s beliefs about the assumptions market participants would use in pricing an asset or liability based on the best information available. The fair value hierarchy is broken down into three levels based on the observability and reliability of inputs, as follows:

•

Level 1—Valuations based on quoted prices in active markets for identical assets or liabilities that National can access. Valuations are based on quoted prices that are readily and regularly available in an active market, with significant trading volumes.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 4: Fair Value of Financial Instruments (continued)

•

Level 2—Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly. Level 2 assets include debt securities with quoted prices that are traded less frequently than exchange-traded instruments, securities which are priced using observable inputs and derivative contracts whose values are determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data.

•

Level 3—Valuations based on inputs that are unobservable and supported by little or no market activity and that are significant to the overall fair value measurement. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques where significant inputs are unobservable, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

The availability of observable inputs can vary from product to product and period to period and is affected by a wide variety of factors, including, for example, the type of product, whether the product is new and not yet established in the marketplace, and other characteristics particular to the product. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, National assigns the level in the fair value hierarchy for which the fair value measurement in its entirety falls, based on the least observable input that is significant to the fair value measurement.

Financial Instruments

Financial instruments held by National primarily consist of investments in debt securities. Substantially all of National’s investments are priced by independent third parties, including pricing services and brokers. Typically, National receives one pricing service value or broker quote for each instrument, which represents a non-binding indication of value. National reviews the assumptions, inputs and methodologies used by pricing services and brokers to obtain reasonable assurance that the prices used in its valuations reflect fair value. When National believes a third-party quotation differs significantly from its internally developed expectation of fair value, whether higher or lower, National reviews its data or assumptions with the provider. This review includes comparing significant assumptions such as prepayment speeds, default ratios, forward yield curves, credit spreads and other significant quantitative inputs to internal assumptions, and working with the price provider to reconcile the differences. The price provider may subsequently provide an updated price. In the event that the price provider does not update their price, and National still does not agree with the price provided, National will obtain a price from another third-party provider, such as a broker, or use an internally developed price which it believes represents the fair value of the investment. The fair values of investments for which internal prices were used were not significant to the aggregate fair value of National’s investment portfolio as of March 31, 2014 or December 31, 2013. All challenges to third-party prices are reviewed by the staff of National with relevant expertise to ensure reasonableness of assumptions.

Internal Review Process

All significant financial instruments are reviewed by committees created by National to ensure compliance with National’s policies and risk procedures in the development of fair values of financial assets and liabilities. These valuation committees review, among other things, key assumptions used for internally developed prices, significant changes in sources and uses of inputs, including changes in model approaches, and any adjustments from third-party inputs or prices to internally developed inputs or prices. The committees also review any significant impairment or improvements in fair values of the financial instruments from prior periods. From time to time, these committees consult with National’s valuation experts to better understand key methods and assumptions used for the determination of fair value, including understanding significant changes in fair values. These committees are comprised of senior finance team members with the relevant experience in the financial instruments their committee is responsible for. Each quarter, these committees document their agreement with the fair values developed by management of National as reported in the quarterly and annual financial statements.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 4: Fair Value of Financial Instruments (continued)

Valuation Techniques

Valuation techniques for financial instruments measured at fair value or disclosed at fair value are described below.

Fixed-Maturity Securities (including short-term investments) Held as Available-For-Sale, Investments Carried at Fair Value, Investments Pledged as Collateral, and Other Investments

Fixed-maturity securities (including short-term investments) held as available-for-sale (“AFS”), investments carried at fair value, investments pledged as collateral, and other investments include investments in U.S. Treasury and government agencies, foreign governments, corporate obligations, mortgage-backed securities and asset-backed securities (“ABS”) (including commercial mortgage-backed securities (“CMBS”) and collateralized debt obligations (“CDOs”)), state and municipal bonds and other investments (including perpetual debt securities and money market mutual funds).

These investments are generally valued based on recently executed transaction prices or quoted market prices. When quoted market prices are not available, fair value is generally determined using quoted prices of similar investments or a valuation model based on observable and unobservable inputs. Inputs vary depending on the type of investment. Observable inputs include contractual cash flows, interest rate yield curves, credit default swap (“CDS”) spreads, prepayment and volatility scores, diversity scores, cross-currency basis index spreads, and credit spreads for structures similar to the financial instrument in terms of issuer, maturity and seniority. Unobservable inputs include cash flow projections and the value of any credit enhancement.

Investments based on quoted market prices of identical investments in active markets are classified as Level 1 of the fair value hierarchy. Level 1 investments generally consist of U.S. Treasury and government agency and money market securities. Quoted market prices of investments in less active markets, as well as investments which are valued based on other than quoted prices for which the inputs are observable, such as interest rate yield curves, are categorized in Level 2 of the fair value hierarchy. Investments that contain significant inputs that are not observable are categorized as Level 3.

Cash and Cash Equivalents, Receivable for Investments Sold, Accrued Investment Income and Payable for Investments Purchased

The carrying amounts of cash and cash equivalents, receivable for investments sold, accrued investment income and payable for investments purchased approximate their fair values due to the short-term nature and credit worthiness of these instruments.

Securities Purchased Under Agreements to Resell and Securities Sold Under Agreements to Repurchase

The carrying amounts of securities purchased under agreements to resell and securities sold under agreements to repurchase approximate their fair values.

Derivative Liabilities

Derivative liabilities are valued using market-based inputs, including interest rate yield curves, foreign exchange rates, and credit spreads. Derivative liabilities are classified as Level 2 within the fair value hierarchy.

Financial Guarantees

Gross Financial Guarantees—The fair value of gross financial guarantees is determined using discounted cash flow techniques based on inputs that include (i) assumptions of expected losses on financial guarantee policies where loss reserves have not been recognized, (ii) amount of losses expected on financial guarantee policies where loss reserves have been established, net of expected recoveries, (iii) the cost of capital reserves required to support the financial guarantee liability, (iv) operating expenses, and (v) discount rates. The CDS spread and recovery rates of a similar municipal bond insurance company are used as the discount rate for National, as National does not have a published CDS spread and recovery rate.

The carrying value of National’s gross financial guarantees consists of unearned premium revenue and loss and LAE reserves, net of the insurance loss recoverable within “Other assets” as reported on National’s consolidated balance sheets.

Ceded Financial Guarantees—The fair value of ceded financial guarantees is determined by applying the percentage ceded to reinsurers to the related fair value of the gross financial guarantees. The carrying value of ceded financial guarantees consists of prepaid reinsurance premiums as reported within “Other assets” on National’s consolidated balance sheets.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 4: Fair Value of Financial Instruments (continued)

Fair Value Measurements

The following tables present the fair value of National’s assets (including short-term investments) and liabilities measured and reported at fair value on a recurring basis as of March 31, 2014 and December 31, 2013:

	Fair Value Measurements at Reporting Date Using
In millions	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)		Balance as of March 31, 2014
Assets:
Fixed-maturity investments:
U.S. Treasury and government agency	$342	$6	$-		$348
State and municipal bonds	-	1,482	6	(1)	1,488
Foreign governments	-	18	-		18
Corporate obligations	-	1,504	3	(1)	1,507
Mortgage-backed securities:
Residential mortgage-backed agency	-	1,086	29	(1)	1,115
Residential mortgage-backed non-agency	-	20	-		20
Commercial mortgage-backed	-	19	3	(1)	22
Asset-backed securities:
Collateralized debt obligations	-	9	8	(1)	17
Other asset-backed	-	131	29	(1)	160

Total fixed-maturity investments	342	4,275	78		4,695
Money market securities	147	-	-		147
Perpetual debt securities	1	6	3	(1)	10
Cash and cash equivalents	35	-	-		35

Total assets	$525	$4,281	$81		$4,887

Liabilities:
Derivative liabilities	$-	$3	$-		$3

Total liabilities	$-	$3	$-		$3

(1) -	Unobservable inputs are either not developed by National or do not significantly impact the overall fair values of the aggregate financial assets and liabilities.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 4: Fair Value of Financial Instruments (continued)

	Fair Value Measurements at Reporting Date Using
In millions	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)		Balance as of December 31, 2013
Assets:
Fixed-maturity investments:
U.S. Treasury and government agency	$316	$58	$-		$374
State and municipal bonds	-	1,402	6	(1)	1,408
Foreign governments	-	18	-		18
Corporate obligations	-	1,453	-		1,453
Mortgage-backed securities:
Residential mortgage-backed agency	-	1,132	-		1,132
Residential mortgage-backed non-agency	-	18	-		18
Commercial mortgage-backed	-	21	3	(1)	24
Asset-backed securities:
Collateralized debt obligations	-	8	10	(1)	18
Other asset-backed	-	116	6	(1)	122

Total fixed maturity investments	316	4,226	25		4,567
Money market securities	201	-	-		201
Perpetual debt securities	2	7	-		9
Cash and cash equivalents	47	-	-		47

Total assets	$566	$4,233	$25		$4,824

Liabilities:
Derivative liabilities	$-	$4	$-		$4

Total liabilities	$-	$4	$-		$4

(1) -	Unobservable inputs are either not developed by National or do not significantly impact the overall fair values of the aggregate financial assets and liabilities.

Level 3 Analysis

Level 3 assets at fair value were $81 million and $25 million as of March 31, 2014 and December 31, 2013, respectively, and represented 1.7% and 0.5%, respectively, of total assets measured at fair value.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 4: Fair Value of Financial Instruments (continued)

The following tables present the fair values and carrying values of National’s assets and liabilities that are disclosed at fair value but not reported at fair value on National’s consolidated balance sheets as of March 31, 2014 and December 31, 2013:

	Fair Value Measurements at Reporting Date Using
In millions	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Value Balance as of March 31, 2014	Carry Value Balance as of March 31, 2014
Assets:
Securities purchased under agreements to resell	$-	$470	$-	$470	$470
Accrued investment income(1)	-	34	-	34	34
Other investments	-	-	3	3	3

Total assets	$-	$504	$3	$507	$507

Liabilities:
Securities sold under agreements to repurchase	$-	$470	$-	$470	$470
Payable for investments purchased(2)	-	1	-	1	1

Total liabilities	$-	$471	$-	$471	$471

Financial Guarantees:
Gross	$-	$-	$2,469	$2,469	$1,540
Ceded	-	-	62	62	-

(1) -	Reported within “Other assets” on National’s consolidated balance sheets.
(2) -	Reported within “Other liabilities” on National’s consolidated balance sheets.

	Fair Value Measurements at Reporting Date Using
In millions	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Value Balance as of December 31, 2013	Carry Value Balance as of December 31, 2013
Assets:
Securities purchased under agreements to resell	$-	$447	$-	$447	$447
Receivable for investments sold(1)	-	1	-	1	1
Accrued investment income(1)	-	34	-	34	34
Other investments	-	-	3	3	4

Total assets	$-	$482	$3	$485	$486

Liabilities:
Securities sold under agreements to repurchase	$-	$447	$-	$447	$447
Payable for investments purchased(2)	-	30	-	30	30

Total liabilities	$-	$477	$-	$477	$477

Financial Guarantees:
Gross	$-	$-	$1,637	$1,637	$1,625
Ceded	-	-	41	41	-

(1) -	Reported within “Other assets” on National’s consolidated balance sheets.
(2) -	Reported within “Other liabilities” on National’s consolidated balance sheets.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 4: Fair Value of Financial Instruments (continued)

The following tables present information about changes in Level 3 assets (including short-term investments) measured at fair value on a recurring basis for the three months ended March 31, 2014 and 2013:

Changes in Level 3 Assets Measured at Fair Value on a Recurring Basis for the Three Months Ended March 31, 2014

In millions	Balance, Beginning of Period	Realized Gains / (Losses)	Unrealized Gains / (Losses) Included in Earnings	Unrealized Gains / (Losses) Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases	Issuances	Settlements	Sales	Transfers into Level 3(1)	Transfers out of Level 3(1)	Ending Balance	Change in Unrealized Gains (Losses) for the Period Included in Earnings for Assets Still Held as of March 31, 2014
Assets:
State and municipal bonds	$6	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$6	$-
Corporate obligations	-	-	-	-	-	-	-	-	-	3	-	3	-
Residential mortgage-backed agency	-	-	-	-	-	-	-	-	-	29	-	29	-
Commercial mortgage-backed	3	-	-	-	-	-	-	-	-	-	-	3	-
Collateralized debt obligations	10	-	-	-	-	-	-	(1)	-	-	(1)	8	-
Other asset-backed	6	-	-	-	-	-	-	-	-	23	-	29	-
Perpetual debt securities	-	-	-	-	-	-	-	-	-	3	-	3	-

Total assets	$25	$-	$-	$-	$-	$-	$-	$(1)	$-	$58	$(1)	$81	$-

(1) -	Transferred in and out at the end of the period.

Changes in Level 3 Assets Measured at Fair Value on a Recurring Basis for the Three Months Ended March 31, 2013

In millions	Balance, Beginning of Period	Realized Gains / (Losses)	Unrealized Gains / (Losses) Included in Earnings	Unrealized Gains / (Losses) Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases	Issuances	Settlements	Sales	Transfers into Level 3(1)	Transfers out of Level 3(1)	Ending Balance	Change in Unrealized Gains (Losses) for the Period Included in Earnings for Assets Still Held as of March 31, 2013
Assets:
State and municipal bonds	$33	$2	$-	$(1)	$-	$-	$-	$(1)	$(13)	$-	$-	$20	$-
Corporate obligations	1	-	-	-	-	-	-	(1)	-	-	-	-	-
Residential mortgage-backed non-agency	1	-	-	-	-	-	-	-	-	-	-	1	-
Commercial mortgage-backed	1	-	-	-	-	-	-	-	-	1	(1)	1	-
Collateralized debt obligations	6	-	-	-	-	-	-	(1)	-	6	(1)	10	-
Other asset-backed	4	-	-	-	-	-	-	(1)	-	5	-	8	-
Perpetual debt securities	2	-	-	-	-	-	-	-	-	-	(2)	-	-

Total assets	$48	$2	$-	$(1)	$-	$-	$-	$(4)	$(13)	$12	$(4)	$40	$-

(1) -	Transferred in and out at the end of the period.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 4: Fair Value of Financial Instruments (continued)

Transfers into and out of Level 3 were $58 million and $1 million, respectively, for the three months ended March 31, 2014. Transfers into and out of Level 2 were $1 million and $58 million, respectively, for the three months ended March 31, 2014. Transfers into Level 3 were principally related to residential mortgage-backed securities agency and other ABS securities where inputs, which are significant to their valuation, became unobservable during the quarter. Transfers out of Level 3 were principally for CDOs where inputs, which are significant to their valuation, became observable during the quarter. These inputs included spreads, prepayment speeds, default speeds, default severities, yield curves observable at commonly quoted intervals, and market corroborated inputs.

Transfers into and out of Level 3 were $12 million and $4 million, respectively, for the three months ended March 31, 2013. Transfers into and out of Level 2 were $4 million and $12 million, respectively, for the three months ended March 31, 2013. Transfers into Level 3 were principally related to CDOs and other ABS securities where inputs, which are significant to their valuation, became unobservable during the quarter. Transfers out of Level 3 were principally for perpetual bonds, CDOs and CMBS securities where inputs, which are significant to their valuation, became observable during the year. These inputs include spreads, prepayment speeds, default speeds, default severities, yield curves observable at commonly quoted intervals, and market corroborated inputs.

There were no transfers into or out of Level 1 during the three months ended March 31, 2014 and 2013. All fair value hierarchy designations are made at the end of each accounting period.

There were no changes and no balances in Level 3 liabilities measured at fair value on a recurring basis for the three months ended March 31, 2014 and 2013.

Note 5: Investments

National’s AFS investments include debt and equity securities. Other invested assets designated as AFS are primarily comprised of money market funds.

The following tables present the amortized cost, fair value and corresponding gross unrealized gains and losses for AFS investments in National’s investment portfolios as of March 31, 2014 and December 31, 2013:

	March 31, 2014
In millions	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Fixed-maturity investments:
U.S. Treasury and government agency	$337	$1	$(7)	$331
State and municipal bonds	1,483	26	(27)	1,482
Foreign governments	18	-	-	18
Corporate obligations	1,461	25	(32)	1,454
Mortgage-backed securities:
Residential mortgage-backed agency	1,099	10	(22)	1,087
Residential mortgage-backed non-agency	14	2	-	16
Commercial mortgage-backed	18	1	-	19
Asset-backed securities:
Collateralized debt obligations	15	-	-	15
Other asset-backed	144	1	-	145

Total fixed-maturity investments	4,589	66	(88)	4,567
Money market securities	145	-	-	145
Perpetual debt securities	7	1	-	8

Total AFS investments	$4,741	$67	$(88)	$4,720

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5: Investments (continued)

	December 31, 2013
In millions	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Fixed-maturity investments:
U.S. Treasury and government agency	$363	$-	$(8)	$355
State and municipal bonds	1,454	10	(60)	1,404
Foreign governments	18	-	-	18
Corporate obligations	1,430	7	(35)	1,402
Mortgage-backed securities:
Residential mortgage-backed agency	1,126	9	(30)	1,105
Residential mortgage-backed non-agency	12	2	-	14
Commercial mortgage-backed	19	1	(1)	19
Asset-backed securities:
Collateralized debt obligations	16	-	-	16
Other asset-backed	107	1	-	108

Total fixed-maturity investments	4,545	30	(134)	4,441
Money market securities	200	-	-	200
Perpetual debt securities	6	1	-	7

Total AFS investments	$4,751	$31	$(134)	$4,648

The following table presents the distribution by contractual maturity of AFS fixed-maturity securities at amortized cost and fair value as of March 31, 2014. Contractual maturity may differ from expected maturity as borrowers may have the right to call or prepay obligations.

In millions	Amortized Cost	Fair Value
Due in one year or less	$405	$405
Due after one year through five years	781	780
Due after five years through ten years	775	765
Due after ten years	1,338	1,335
Mortgage-backed and asset-backed	1,290	1,282

Total fixed-maturity investments	$4,589	$4,567

Deposited Securities

The fair value of securities on deposit with various regulatory authorities was $6 million as of March 31, 2014 and December 31, 2013. These deposits are required to comply with state insurance laws.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5: Investments (continued)

Impaired Investments

The following tables present the gross unrealized losses related to AFS investments as of March 31, 2014 and December 31, 2013:

	March 31, 2014
	Less than 12 Months		12 Months or Longer		Total
In millions	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Fixed-maturity investments:
U.S. Treasury and government agency	$258	$(7)	$-	$-	$258	$(7)
State and municipal bonds	624	(26)	25	(1)	649	(27)
Corporate obligations	602	(28)	62	(4)	664	(32)
Mortgage-backed securities:
Residential mortgage-backed agency	589	(13)	167	(9)	756	(22)
Residential mortgage-backed non-agency	2	-	1	-	3	-
Commercial mortgage-backed	6	-	1	-	7	-
Asset-backed securities:
Collateralized debt obligations	2	-	3	-	5	-
Other asset-backed	19	-	-	-	19	-

Total fixed-maturity investments	2,102	(74)	259	(14)	2,361	(88)
Perpetual debt securities	1	-	-	-	1	-

Total	$2,103	$(74)	$259	$(14)	$2,362	$(88)

	December 31, 2013
	Less than 12 Months		12 Months or Longer		Total
In millions	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Fixed-maturity investments:
U.S. Treasury and government agency	$255	$(8)	$1	$-	$256	$(8)
State and municipal bonds	975	(60)	22	-	997	(60)
Corporate obligations	701	(29)	60	(6)	761	(35)
Mortgage-backed securities:
Residential mortgage-backed agency	710	(23)	115	(7)	825	(30)
Residential mortgage-backed non-agency	2	-	-	-	2	-
Commercial mortgage-backed	8	(1)	-	-	8	(1)
Asset-backed securities:
Collateralized debt obligations	6	-	-	-	6	-
Other asset-backed	21	-	-	-	21	-

Total fixed-maturity investments	2,678	(121)	198	(13)	2,876	(134)
Perpetual debt securities	3	-	-	-	3	-

Total	$2,681	$(121)	$198	$(13)	$2,879	$(134)

With the weighting applied on the fair value of each security relative to the total fair value, the weighted average contractual maturity of securities in an unrealized loss position as of March 31, 2014 and December 31, 2013 was 15 years, for both periods. As of March 31, 2014 and December 31, 2013, there were 33 and 23 securities, respectively, that were in an unrealized loss position for a continuous twelve month period or longer, of which the fair values of 19 and 16 securities, respectively, were below book value by more than 5%.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5: Investments (continued)

National has evaluated on a security-by-security basis whether the unrealized losses in its investment portfolios were other-than-temporary considering the duration and severity of unrealized losses, the circumstances that gave rise to the unrealized losses, and whether National has the intent to sell the securities or more likely than not will be required to sell the securities before their anticipated recoveries. Based on its evaluation, National determined that the unrealized losses on these securities were temporary in nature because its impairment analysis, including projected discounted future cash flows, indicated that National would be able to recover the amortized cost of impaired assets. National also concluded that it does not have the intent to sell securities in an unrealized loss position and it is more likely than not that it would not have to sell these securities before recovery of their cost basis. In making this conclusion, National examined the cash flow projections for its investment portfolios, the potential sources and uses of cash in its business, and the cash resources available to its business other than sales of securities. It also considered the existence of any risk management or other plans as of March 31, 2014 that would require the sale of impaired securities. On a quarterly basis, National re-evaluates the unrealized losses in its investment portfolios to determine whether an impairment loss should be realized in current earnings based on adverse changes in its expectation of cash flows and changes in its intent to sell securities.

Sales of Available-for-Sale Investments

Gross realized gains and losses are recorded within “Net gains (losses) on financial instruments at fair value and foreign exchange” on National’s consolidated statements of operations. The proceeds and the gross realized gains and losses from sales of fixed-maturity securities held as AFS for the three months ended March 31, 2014 and 2013 are as follows:

	Three Months Ended March 31,
In millions	2014	2013
Proceeds from sales	$5	$397
Gross realized gains	$1	$31
Gross realized losses	$-	$(1)

Note 6: Income Taxes

National’s income taxes and the related effective tax rates for the three months ended March 31, 2014 and 2013 are as follows:

	Three Months Ended March 31,
In millions	2014		2013
Income (loss) before income taxes	$92		$140
Provision (benefit) for income taxes	$31	33.7%	$48	34.3%

For the three months ended March 31, 2014 and 2013, National’s effective tax rate applied to its pre-tax income was less than the U.S. statutory tax rate primarily due to tax exempt interest, net of proration.

Accounting for Uncertainty in Income Taxes

As of March 31, 2014 and December 31, 2013, National did not have any uncertain tax positions and corresponding interest and/or penalties related to income taxes. National is a member of MBIA Inc.’s consolidated U.S. tax group and its only income tax jurisdiction is the U.S. National also files premium and franchise taxes in various states.

In 2013, the Internal Revenue Service contacted MBIA to review the 2011 consolidated return of MBIA Inc. and its subsidiaries, for the purpose of determining whether to formally examine the return. To date no formal examination has been initiated.

Tax Sharing Agreement

National files its U.S. Corporation Income Tax Return as a member of MBIA Inc.’s consolidated group. National participates in a tax sharing agreement with MBIA Inc. under which it is allocated its share of consolidated tax liability or tax benefit, determined on a separate company basis. For the three months ended March 31, 2014, National has not made any payments. Any payments made, which are in excess of the consolidated tax liability, are placed in escrow by MBIA Inc. and would remain in escrow until the expiration of a two-year carryback period which would allow National to carryback a separate company tax loss and recover all or a portion of the escrowed funds. After the two year period, the escrow, to the extent not recovered upon carrying back a loss, is released to MBIA Inc. During 2014, $160 million was released from this escrow related to National’s deposits from the 2011 tax year.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 7: Accumulated Other Comprehensive Income

The following table presents the changes in the components of accumulated other comprehensive income (“AOCI”) for the three months ended March 31, 2014:

In millions	Unrealized Gains (Losses) on AFS Securities, Net
Balance, December 31, 2013	$(67)
Total other comprehensive income (loss)	54

Balance, March 31, 2014	$(13)

The following table presents the details of the reclassifications from AOCI for the three months ended March 31, 2013. For the three months ended March 31, 2014 there were no reclassifications from AOCI.

In millions
	Amounts Reclassified from AOCI
Details about AOCI Components	Three Months Ended March 31, 2013	Affected Line Item on the Consolidated Statements of Operations
Reclassification adjustment on sale of securities	$27	Net gains (losses) on financial instruments at fair value and foreign exchange
	9	Provision (benefit) for income taxes

Total reclassifications for the period	$18	Net income (loss)

Note 8: Commitments and Contingencies

The following commitments and contingencies provide an update of those discussed in “Note 15: Commitments and Contingencies” in the Notes to Consolidated Financial Statements included in Exhibit 99.1 of MBIA Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013 and should be read in conjunction with the complete descriptions provided in the aforementioned note included in Exhibit 99.1 of Form 10-K. In the normal course of operating its business, National may be involved in various legal proceedings. Additionally, MBIA Inc. together with its subsidiaries (“MBIA”) may be involved in various legal proceedings that directly or indirectly impact National.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 8: Commitments and Contingencies (continued)

Litigation

CQS ABS Master Fund Ltd., CQS Select ABS Master Fund Ltd., and CQS ABS Alpha Master Fund Ltd. v. MBIA Inc. et al.; Civil Action No. 12-cv-6840 (R.S.) (S.D.N.Y.)

In May of 2014, the CQS plaintiffs and MBIA filed a Stipulation of Dismissal with prejudice resolving the litigation and the case has been closed on the court’s docket. MBIA paid to CQS an immaterial amount to resolve the litigation.

Ambac Bond Insurance Coverage Cases, Coordinated Proceeding Case No. JCCP 4555 (Super. Ct. of Cal., County of San Francisco)

On March 26, 2014, the court granted in part the Bond Insurer defendants’ motions for reimbursement of legal fees incurred in connection with the defendants’ motion to strike pursuant to California’s Anti-SLAPP statute, which dismissed the plaintiffs’ claims under California’s Cartwright Act.

National Public Finance Guarantee Corp. et al. v City of Detroit, Michigan et al.; Adv. Pro. No 13-05309-swr (Bkcy. E.D. MI)

In April of 2014, National reached a settlement with the City of Detroit regarding its enhanced Unlimited Tax General Obligation (“Detroit UTGOs”). Pursuant to the settlement, which remains subject to bankruptcy court approval, the City of Detroit has agreed to reinstate $288 million of Detroit UTGOs, of which approximately $70 million will be insured by National. At the time of the bankruptcy filing, there were $369 million of Detroit UTGOs outstanding, of which $88 million were insured by National. If approved, the reinstated Detroit UTGOs will benefit from a court order confirming their secured status. In addition, the Detroit UTGOs will receive additional security in the form of a fourth lien on Distributable State Aid from the State of Michigan.

National Public Finance Guarantee Corp. et al. v. Harris County—Houston Sports Authority et al.; Case No. 2013-05824 (Dist. Ct. of Harris County, 215 Judicial Dist.)

On April 15, 2014, the Texas First District Court of Appeals reversed the decision of the trial court dismissing the case on grounds of governmental immunity. National’s claims against the Sports Authority have been remanded back to the trial court.

MBIA and National are defending against the aforementioned actions in which they are defendants and expect ultimately to prevail on the merits. There is no assurance, however, that they will prevail in these actions. Adverse rulings in these actions could have a material adverse effect on National’s ability to implement its strategy and on its business, results of operations, cash flows and financial condition. At this stage of the litigation, there has not been a determination as to the amount, if any, of damages. Accordingly, National is not able to estimate any amount of loss or range of loss.

There are no other material lawsuits pending or, to the knowledge of National, threatened, to which National is a party.

Headquarter Lease Agreement

In March of 2014, National entered into a lease agreement for its new headquarters at a property located in Purchase, New York. The initial lease term expires in 2030 with the option to terminate the lease in 2025 upon the payment of a termination amount. At the end of the initial lease term, National has the option to extend the term of the lease for two additional terms of five years at a fixed annual rent based on the fair market rent at the time of any extension. The total future minimum lease payments over the initial lease term are $42 million. National will receive a lease incentive amount of $6 million from the property owner to fund certain leasehold improvements. The total future minimum lease payments include annual rent escalation amounts and a free rent period and exclude the lease incentive amount. The lease agreement has been classified as an operating lease, and operating rent expense will be recognized on a straight-line basis beginning in the second quarter of 2014. Certain of National’s affiliates, including MBIA Corp., Cutwater Asset Management Corp., and Optinuity Alliance Resources Corporation will occupy the leased space and will compensate National for such expense.

Note 9: Subsequent Events

Refer to “Note 8: Commitments and Contingencies” for information about legal proceedings that developed after March 31, 2014.